EXHIBIT 4(f)

                FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
                   REVOLVING CREDIT AND TERM LOAN AGREEMENT

         THIS FIRST AMENDMENT to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 25, 1993 (the "First Amendment"), by and among DIXIE YARNS, INC. (the "Borrower"), a Tennessee corporation, TRUST COMPANY BANK, a Georgia banking corporation, NATIONSBANK OF NORTH CAROLINA, N.A. a national banking association, and CHEMICAL BANK, a New York banking corporation (collectively, the "Banks" and individually, a "Bank"), and TRUST COMPANY BANK, as agent for the Banks (in such capacity, the "Agent").

                                  WITNESSETH:

         WHEREAS, the Borrower, the Banks and the Agent are parties to a certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 31, 1992 (the "Agreement") pursuant to which the Banks agreed to lend and the Borrower agreed to borrow revolving credit loans and term loans in an aggregate principal amount not to exceed $125,000,000; and

         WHEREAS, the Borrower has requested and the Banks have agreed to amend the Agreement to allow the Borrower to enter into a receivables securitization program substantially on the term outlined in the Term Sheet (the "Term Sheet") attached hereto as Exhibit "A" (the "Securitization Program") subject to the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Borrower to the Banks, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                       I.

         Section 1.01 of the Agreement is hereby amended as follows:

         (a) The definition of "Funded Debt" is hereby amended by adding the following sentence thereto:

         "Notwithstanding any provision of this Agreement to the contrary, Funded Debt shall include the face amount of all interests in the trust from time to time established pursuant to the Securitization Program which interests are owned by Persons other than Dixie Yarns, Inc. or Dixie Funding, Inc."

         (b) The following definitions are hereby inserted in alphabetical order:

         "FINANCIAL OFFICER" of any corporation shall mean the chief or principal financial officer, principal accounting officer, treasurer or controller of such corporation.

         "SECRUITIZATION DOCUMENTS" shall mean all documents from time to time executed in connection with the Securitization Program, including without limitation that certain Pooling and Servicing Agreement among Dixie Funding, Inc. as transferor, Dixie Yarns, Inc. as servicer and NationsBank of Virginia, N.A., as Trustee for the Certificateholders as such document is originally executed or as thereafter amended, modified or supplemented.

         "SECURITIZATION PROGRAM" shall mean that certain accounts receivable purchase program established by the Borrower and its wholly-owned subsidiary, Dixie Funding, Inc., for the sale of the accounts receivable of the Borrower and certain of its Subsidiaries to Dixie Funding, Inc. for further transfer to a trust or series of trusts in return for certain interests in such trust or trusts with such interests in an aggregate amount not to exceed $60,000,000 to be sold to certain third party investors with all other interests in such trust or trusts to be retained by Dixie Funding, Inc. or Dixie Yarns, Inc.

                                      II.

         Section 5.10 of the Agreement is hereby amended by deleting all references therein to the "chief financial officer" of the Borrower and substituting in lieu thereof references to the "Financial Officer".

                                     III.

         Subsection 6.01(m) of the Agreement is hereby deleted in its entirety and the following subsections (m) and (n) substituted in lieu thereof:

         "(m) Liens on accounts receivable securing the obligations of the Borrower and its Subsidiaries pursuant to the Securitization Program; PROVIDED THAT, the obligations secured by such Liens held by third-party investors does not exceed $60,000,000 in the aggregate; plus

         "(n) extensions, renewals or replacements of any Lien referred to in clauses (a) through (m) of this Section 6.01, provided that the principal amount of the Debt or obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien."

                                      IV.

         Subsection 6.02(g) of the Agreement is hereby deleted in its entirety and substituting of the following subsections (g), (h) and (i) in lieu thereof:

         "(g)  the Threads Loan and the guarantee thereof by Ti-Caro, Inc.; plus

         (h) Debt from Dixie Funding, Inc. to the Borrower in the form of a revolving note and subordinated notes issued in payment for the transfer of receivables pursuant to the terms of the Securitization Program; plus

         (i) Debt from Carriage Industries, Inc. to the Borrower in the form of Intercompany Advances in an aggregate principal amount not to exceed $32,000,000 at any one time outstanding."

                                       V.

         Section 6.03 of the Agreement is hereby amended as follows:

         (a) Subsection 6.03(a) of the Agreement is hereby deleted in its entirety and the following subsection (a) substituted in lieu thereof:

         "(a) make or permit to remain outstanding Intercompany Advances permitted by Section 6.02(a), (b), (h) and (i) and Intercompany Advances from a Subsidiary to Borrower; plus"

         (b) Subsection 6.03(m) of the Agreement is hereby deleted in its entirety and the following subsections (m) and (n) substituted in lieu thereof:

         "(m) each of the Borrower and Ti-Caro, Inc. may permit to remain outstanding in favor of the Banks, its respective guarantee of the Threads Loan; plus

         (n) the Borrower may make initial investments in Dixie Funding, Inc. in order to establish Dixie Funding, Inc. as a wholly-owned Subsidiary and Dixie Funding, Inc. may transfer accounts receivable acquired by it, directly or indirectly, from the Borrower and certain Subsidiaries to a trust or series of trusts in return for certain certificates of ownership interests in such trust or trusts pursuant to the terms of the Securitization Program."

                                      VI.

         Section 6.04(e) of the Agreement is hereby deleted in its entirety and the following subsections (e) and (f) substituted in lieu thereof:

         (e) In addition to exchanges permitted pursuant to Section 6.03(1) hereof, Borrower and its Subsidiaries may, in any one fiscal year, sell at then current market value, assets (including stock of a Subsidiary) (i) having a book value less than twenty-five percent (25%) of the Net Tangible Assets as of the end of the most recent preceding fiscal quarter, and (ii) which contributed less than twenty-five percent (25%) of Net Income Before Interest and Taxes of Borrower for the immediately preceding four fiscal quarters; PROVIDED, HOWEVER, following any sale of the stock of a Subsidiary which results in a minority interest in such former Subsidiary, any resulting investment in such former Subsidiary must be permitted pursuant to Section 6.03(i) hereof; plus

         (f) The Borrower may sell its accounts receivable and accounts receivable purchased from other Subsidiaries to Dixie Funding, Inc. and Dixie Funding, Inc. may transfer such accounts receivable to a trust or series of trusts in return for cash and certain ownership interests in such trust or trusts pursuant to the terms of the Securitization Program."

                                     VII.

         Section 6.08 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

         "SECTION 6.08. SALE OR DISCOUNT OF RECEIVABLES. Except for the Securitization Program and maturity factoring arrangements contemplated by
Section 6.01(i) hereof, sell or permit any Subsidiary to sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable."

                                     VIII.

         The Agreement is amended by adding the following Section 6.12:

         "SECTION 6.12. AMENDMENT OF SECURITIZATION DOCUMENTS. Except as otherwise provided in Section 7.01(e) hereof, shall not amend, modify or waive and material provision of the Securitization Documents as in effect on the date hereof or the definition of "Termination Event" without the prior written consent of the Required Banks."


                                      IX.

         This First Amendment shall not be effective unless and until each of the following conditions has been satisfied: (i) the receipt by the Agent of a fully executed counterpart of this First Amendment; (ii) the execution of the Securitization Documents and establishment of the Securitization Program in accordance with the terms of the Term Sheet and otherwise on terms and conditions acceptable to the Banks; and (iii) evidence satisfactory to the Banks that the proceeds of the initial sale of the Investor Certificates (as such term is defined in the Securitization Documents) has been or will be used to repay the indebtedness of Carriage Industries, Inc. listed on Exhibit "B".

                                       X.

         Upon and after the effective date of this Fist Amendment, all references to the Agreement shall mean the Agreement as amended by this First Amendment. Except as expressly provided in this First Amendment, the execution and delivery of this First Amendment does not and will not amend, modify or supplement any provision of or constitute a consent to a waiver of noncompliance with the provisions of the Agreement, and except as specifically provided in this First Amendment, the Agreement shall remain in full force and effect.

                                      XI.

         All the representations and warranties set forth in Article IV of the Agreement are true and correct as if made on the date hereof except for matters occurring since the date of the Agreement not reflected in the schedules; all of such matters have been reported to the Banks if required by Article V of the Agreement and do not otherwise violate the terms of the Agreement. No Default or Event of Default exists under the Agreement as of the date hereof.

                                     XII.

         This First Amendment shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                                     XIII.

         This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia.

                                     XIV.

         This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

                                      XV.

         This First Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby.





         IN WITNESS WHEREOF the parties hereto have caused this First Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                       DIXIE YARNS, INC.

                                       TRUST COMPANY BANK, individually and as
                                       Agent

                                       NATIONSBANK OF NORTH CAROLINA, N.A.

                                       CHEMICAL BANK